Exhibit 10.1 †

Goldman Sachs International | Peterborough Court | 133 Fleet Street | London EC4A 2BB | Tel 0207 774 1000
Registered in England no. 226395. Registered Office as above. Authorised and regulated by the Financial Services Authority
EXECUTION COPY
AMENDED AND RESTATED CONFIRMATION

DATE:	October 28, 2009

TO:	CIT Financial Ltd. (“Counterparty”)

FROM:	Goldman Sachs International (“GSI”)

SUBJECT:	Total Return Swap Facility

REF. NO.:	SDB925241547Y
The purpose of this communication is to set forth the terms and conditions of the above-referenced Total Return Swap Facility entered into on the Trade Date specified below in accordance with the terms set forth in a Confirmation dated June 6, 2008 (the “Original Facility”) and amended and restated as of the date hereof (the “Facility”) between GSI and Counterparty. This communication constitutes a “Confirmation” as referred to in the Master Agreement specified below. This communication (this “Confirmation” or this “Amended and Restated Confirmation”) supersedes all prior communications regarding the Original Facility and the Facility (provided, for the avoidance of doubt, that this sentence will not be deemed to alter or affect the “Rescission of Notices” provisions set forth below).
This Confirmation is subject to, and incorporates, the 2006 ISDA Definitions (the “2006 Definitions”) and the 2003 ISDA Credit Derivatives Definitions as amended and supplemented by the May 2003 Supplement to the ISDA Credit Derivatives Definitions (together the “Credit Definitions” and together with the 2006 Definitions, the “Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Credit Definitions, the 2006 Definitions shall govern.
This Confirmation supplements, forms a part of, and is subject to, the 1992 form of ISDA Master Agreement dated as of June 6, 2008 (including the Schedule and Credit Support Annex thereto), as amended or replaced from time to time (the “Master Agreement”) between GSI and Counterparty. This Confirmation will be read and construed as one with the executed Master Agreement and all other outstanding Confirmations between the parties, so that all such Confirmations and the executed Master Agreement constitute a single Agreement between the parties.
All provisions contained in, or incorporated by reference into the Master Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and the Definitions the Master Agreement or another Confirmation, as the case may be, this Confirmation will prevail for the purpose of the Facility and each Transaction to which this Confirmation relates.
This Confirmation evidences a separate total return swap transaction (each a “Transaction”) with respect to each Reference Obligation specified in Annex A from time to time as if the details specified in Annex A with respect to that Reference Obligation were set out in the Confirmation in full. Each such Transaction will have a unique Transaction Reference Number as is set out in Annex A. The terms of the Facility and each particular Transaction to which this Confirmation relates are as follows:
Terms Relating to the Facility

Total Return Payer	GSI

†	Confidential portions of this agreement have been omitted and filed separately with the Securities and Exchange Commission under a request for confidential treatment. The portions of this agreement that have been omitted and filed separately with the Securities and Exchange Commission are denoted by the use of an asterisk in this agreement.

Floating Rate Payer	Counterparty

Trade Date	June 6, 2008

Amendment Trade Date	October 27, 2009

Facility Commencement Date	June 6, 2008

Facility Amendment Date	The date on or prior to October 28, 2009, on which the Conditions to Effectiveness are satisfied or effectively waived as described under “Conditions to Facility Amendment Date Effectiveness” below. Except with respect to amendments herein which specifically refer to the Amendment Trade Date, effectiveness of the amendments to the Original Facility provided for under this Amended and Restated Confirmation, including without limitation the obligation of Counterparty to pay the Termination Fee and GSI’s Forbearance Agreement specified below, shall become effective only on the Facility Amendment Date.

Conditions to Facility Amendment Date Effectiveness	Occurrence of the Facility Amendment Date is subject to the conditions precedent that:

(i) the Amended and Restated Credit and Guaranty Agreement for up to $3 billion, entered into by CIT Group Inc. and certain of its subsidiaries as of July 29, 2009 and further amended on August 3, 2009, August 31, 2009, and September 30, 2009, with Barclays Bank PLC, as administrative agent and collateral agent, and the lenders party thereto (the “Senior Credit Facility”) has been amended to (A) expressly permit the amendments effected by this Amended and Restated Confirmation and the Amended CIT Group Guaranty (including without limitation the payment of the Termination Fee and the additional posting of collateral required hereby), (B) expressly permit, as an exception to any representation, warranty, affirmative or negative covenant obligation or event of default (in each case including, without limitation, relating to restrictions on liens or indebtedness) of Counterparty or any Credit Support Provider under the Senior Credit Facility or any other Credit Document (as defined in the Senior Credit Facility), all payments or Transfers of Posted Credit Support received by GSI pursuant to the terms of the Master Agreement, this Facility or any Credit Support Document, and the performance or incurrence of all obligations of Counterparty and each Credit Support Provider hereunder and thereunder (including without limitation with respect to the Present Value Facility Fee) including any liens, security interests or rights of setoff in favor of GSI contemplated by the terms of the Master Agreement, this Facility or any Credit Support Document (such provision, the “TRS Lien Exception”) and (C) amend any other references in the Senior Credit Facility and other Credit Documents to the Original Facility (and/or the Credit Support Documents with respect thereto) to refer instead to this Amended and Restated Confirmation and to the Amended CIT Group Guaranty for all purposes under such Senior Credit Facility and other Credit Documents (and, in the event that CIT Group Inc. and certain of its subsidiaries enter into a further amendment of the Senior Credit Facility, the foregoing condition shall apply, mutatis mutandis, to the Senior Credit Facility as so amended);

(ii) GSI has received an opinion of counsel, in substantially the same form as paragraphs 1 through 8 of the opinion of outside counsel to CIT Group Inc.

attached as Exhibit D to the Senior Credit Facility, addressing each of the matters addressed in relation to the “Transaction Agreements” referred to therein in relation to this Amended and Restated Confirmation and the Amended CIT Group Guaranty, and the obligations of Counterparty and each Credit Support Provider hereunder and thereunder (provided that paragraphs 1, 2 and 4 shall apply only to CIT Group Inc. and the “Applicable Contracts” for such purpose shall also include the Senior Credit Facility); and

(iii) GSI has evidence in form and substance reasonably satisfactory to it of the authorization and approval of this Amended and Restated Confirmation and the Amended CIT Group Guaranty, in form and substance reasonably satisfactory to GSI;

in each case on or prior to October 28, 2009 ((i) through (iii) the “Conditions to Effectiveness”). Any of the foregoing Conditions to Effectiveness may be waived or extended by GSI in its sole and absolute discretion (except that the Condition to Effectiveness in (i) cannot be waived by GSI), and if the Conditions to Effectiveness are not satisfied on or prior to October 28, 2009, GSI shall have the right to terminate the effectiveness of the amendments contemplated hereby, with the result that: (a) all terms of the Original Facility shall continue to apply and (b) any amendment to the terms of the Original Facility which became effective as of the Amendment Trade Date shall thereafter cease to be effective.

For the avoidance of doubt, all terms of the Original Facility (other than those amended as of the Amendment Trade Date) shall continue to apply prior to the Facility Amendment Date.

Counterparty covenants and agrees to use its reasonable best efforts to cause the Conditions to Effectiveness to be satisfied as soon as possible on or after the Amendment Trade Date and in any event not later than October 28, 2009.

If the Senior Credit Facility shall be replaced or refinanced in whole or in part by a new agreement or facility on or prior to the Facility Amendment Date, the foregoing covenant and the Conditions to Effectiveness shall apply in relation to such new agreement or facility as well as, in the case of a partial replacement or refinancing, to the Senior Credit Facility.

Rescission of Notices	Effective on the Facility Amendment Date (but without prejudice to the effectiveness of such notices for any purpose prior to such date), the following notices (including any correspondence or communications relating to such notices the “Rescinded Notices”) shall each be rescinded and deemed of no further force and effect, whether for purposes of the Original Facility or the Facility as amended hereby:
(a) Letter from Counterparty to GSI dated October 8, 2009 and captioned “Portfolio Adjustment Notice”;
(b) Letter from GSI to Counterparty dated October 15, 2009 and captioned “Notice of Exercise of Rights Under Indemnity Letters”;
(c) Letter from Counterparty to GSI dated October 16, 2009 and captioned “Portfolio Adjustment Notice”;
(d) Letter from GSI to Counterparty dated October 16, 2009 (not captioned);

(e) Letter from GSI to Counterparty dated October 21, 2009 and captioned “Notice of Breach of Indemnity Letters”;
(f) Letter from Counterparty to GSI dated October 22, 2009 (not captioned);
(g) Letter from GSI to Counterparty dated October 23, 2009 (not captioned);
(h) Letter from Counterparty to GSI dated October 23, 2009 (not captioned);
(i) Letter from GSI to Counterparty dated October 24, 2009 (not captioned);
(j) Letter from Counterparty to GSI dated October 27, 2009 captioned “Submission of Firm Bids for ROs To Be Removed Pursuant to a Portfolio Adjustment on October 30, 2009.”
(k) Letter from GSI to Counterparty dated October 27, 2009 (not captioned).

Rescission of the Rescinded Notices as set forth above shall not be construed to confirm, deny or prejudice in any respect any assertions or statements of fact or law set forth in such Rescinded Notices, or (except as set forth below in “Forbearance Agreement”) to prejudice the rights of any person to reassert or deny any such assertions or statements of fact or law on any subsequent date.

Facility End Date	The earliest of (i) the date falling 20 years after the Facility Commencement Date and (ii) an Optional Termination Date on which the Counterparty has terminated this Facility.

Optional Termination Date	On any Business Day, Counterparty shall have the option to early terminate this Facility on 10 Business Days prior written notice to GSI upon prior payment by Counterparty to GSI of the Present Value Facility Fee calculated on the Maximum Aggregate Notional Amount as of such Optional Termination Date.

Portfolio	The portfolio comprising each Eligible RO that is a Reference Obligation (“RO”) subject to a Transaction, as set out in Annex A (as amended from time to time to reflect Portfolio Adjustments).

Eligible RO	Any debt obligation which meets all of the following requirements as determined on the Effective Date of such obligation, as determined by the Calculation Agent:
(i)	A bond that is capable of being settled in The Depository Trust Company, Euroclear Bank S.A./N.V or Clearstream Banking, SA (or any successor to any such entity);

(ii)	(a) Rated at least as high as [*] by each of Standard and Poor’s (“S&P”) and Moody’s Investor Services (“Moody’s”), and not on Creditwatch Negative or Watchlist Negative (or their respective equivalents) and (b) such rating is a monitored rating subject to periodic update by the relevant agency;

*	Confidential treatment has been requested and the redacted material has been filed separately with the Securities and Exchange Commission.

(iii)	If rated by Fitch Ratings Inc. (“Fitch”), rated at least as high as [*] and not on Creditwatch Negative or Watchlist Negative (or their respective equivalents);

(iv)	Denominated in USD, GBP, CAD or EUR;

(v)	Are Asset Backed Securities that are backed predominately by assets falling into one of the following categories: aircraft leases, railcar leases, other equipment loans or leases, student loans, commercial loans (including but not limited to CLOs), vendor finance obligations and trade finance obligations;

(vi)	A legal final maturity of no more than 30 years from the Effective Date;

(vii)	if the RO has a fixed rate of interest, the weighted average life of such RO is less than 17 years (or such longer period otherwise agreed to by GSI acting in a reasonable manner);

(viii)	Counterparty and its Credit Support Providers have provided to GSI such documentation in respect of such obligation as GSI shall have reasonably requested (which shall include, without limitation, the offering document, rating letters, a Tax Opinion and, if applicable, the most recent Trustee/Servicer Report);

(ix)	The Reference Entity of such obligation is bankruptcy remote from Counterparty, its Credit Support Providers and their respective Affiliates, or other prior owner of the assets securitized through issuance of the Reference Obligation, as evidenced by a True Sale and Nonconsolidation Opinion satisfactory to GSI in its good faith discretion or other circumstances satisfactory to GSI;

(x)	The issuer of the RO shall not be an affiliate of the Counterparty or its Credit Support Providers for US bankruptcy law purposes (as reasonably determined by GSI);

(xi)	Application will have been made or required to be made on a recognised stock exchange;

(xii)	Not registered pursuant to any registration statement with the U.S. Securities and Exchange Commission;

(xiii)	Not issued by or guaranteed by any of (1) Counterparty or its Credit Support Providers, (2) The Goldman Sachs Group, Inc., or (3) any Affiliates of The Goldman Sachs Group, Inc.;

(xiv)	A bond that does not require a Holder to execute any agreement prior to buying or selling such bond, qualifies for transfer in accordance with the provisions of Regulation S and/or Rule 144A under the Securities Act and is otherwise Transferable;

(xv)	Would not cause the Portfolio to violate any of the following limits by aggregate Net USD Notional Amounts:

*	Confidential treatment has been requested and the redacted material has been filed separately with the Securities and Exchange Commission.

a.	The sum of the Net USD Notional Amounts of ROs rated [*] by each of S&P and Moody’s may be up to [*]% of the Maximum Aggregate Notional Amount, provided, however, that any RO rated [*] by each of S&P and Moody’s but also rated by Fitch and rated lower than [*] by Fitch shall be deemed for purposes of this test to be rated [*] by S&P and Moody’s;

b.	The sum of the Net USD Notional Amounts of ROs rated at least [*] by each of S&P and Moody’s (excluding ROs that are rated [*]) may not exceed (i) [*]% of the Maximum Aggregate Notional Amount minus (ii) the sum of the Net USD Notional Amounts of ROs rated lower than [*] by either S&P or Moody’s, provided, however, that (x) any RO rated [*] by each of S&P and Moody’s but also rated by Fitch and rated lower than [*] by Fitch shall be deemed for purposes of this test to be rated [*] by S&P and Moody’s and (y) any RO rated [*] by each of S&P and Moody’s but also rated by Fitch and rated lower than [*] by Fitch shall be deemed for purposes of this test to be rated lower than [*] by S&P and Moody’s;

c.	The sum of the Net USD Notional Amounts of Qualifying [*]-Rated ROs (excluding ROs that are rated [*] or [*]) may not exceed (i) [*]% of the Maximum Aggregate Notional Amount minus (ii) the sum of the Net USD Notional Amounts of ROs that are either (A) rated at least [*] by each of S&P and Moody’s but are not Qualifying [*]-Rated ROs or (B) rated lower than [*] by either S&P or Moody’s, provided, however, that any RO rated [*] by each of S&P and Moody’s but also rated by Fitch and rated lower than [*] by Fitch shall be deemed for purposes of this test to be rated lower than [*] by S&P and Moody’s;

d.	The sum of the Net USD Notional Amounts of ROs that are either (A) rated at least [*] by each of S&P and Moody’s but are not Qualifying [*]-Rated ROs or (B) rated lower than [*] by either S&P or Moody’s may not exceed [*]% of the Maximum Aggregate Notional Amount, provided, however, that any RO rated [*] by each of S&P and Moody’s but also rated by Fitch and rated lower than [*] by Fitch shall be deemed for purposes of this test to be rated lower than [*] by S&P and Moody’s;

e.	The sum of the Net USD Notional Amounts of ROs which are obligations secured by commercial loans may not exceed [*]% of the Maximum Aggregate Notional Amount;

f.	The sum of the Net USD Notional Amounts of ROs which are obligations secured by equipment loans or leases (including aircraft leases and railcar leases), may not exceed [*]% of the Maximum Aggregate Notional Amount;

g.	The sum of the Net USD Notional Amounts of ROs which are obligations secured by aircraft leases or railcar leases may not exceed [*]% of the Maximum Aggregate Notional Amount;

*	Confidential treatment has been requested and the redacted material has been filed separately with the Securities and Exchange Commission.

h.	The sum of the Net USD Notional Amounts of ROs which are obligations secured by Private Student Loans may not exceed [*]% of the Maximum Aggregate Notional Amount;

i.	The sum of the Net USD Notional Amounts of ROs which are secured by Guaranteed Student Loans may not exceed [*]% of the Maximum Aggregate Notional Amount;

j.	The sum of the Net USD Notional Amounts of ROs which are secured by assets other than commercial loans, equipment loans or leases (including aircraft leases and railcar leases), Private Student Loans or Guaranteed Student Loans, and which are not identified in k. below, may not in the aggregate exceed [*]% of the Maximum Aggregate Notional Amount;

k.	The sum of the Net USD Notional Amounts of ROs agreed between GSI and Counterparty pursuant to (xxiv) below shall not exceed such percentage of the Maximum Aggregate Notional Amount as shall be specified by GSI.
For purposes of the foregoing tests:

(a) the ratings applied for both the new RO proposed to be added to the Portfolio and the ratings for the existing ROs in the Portfolio shall be current ratings of such ROs as of the proposed Effective Date for the new RO;

(b) If any RO consists of more than one of the asset types described in e. through j., the full Net USD Notional Amount of such RO shall be counted against each of the relevant percentage restrictions; and

(c) [*] means [*] (S&P), [*] (Moody’s) and [*] (Fitch); and [*] means [*] (S&P), [*] (Moody’s), and [*] (Fitch); and [*] means [*] (S&P), [*] (Moody’s) and [*] (Fitch).
(xvi)	Would not cause the Net USD Notional Amount of a single RO in the Portfolio to exceed [*]% of the Maximum Aggregate Notional Amount;

(xvii)	Would not cause the aggregate Net USD Notional Amount of all ROs which are issued by a common issuer and have the same rating to exceed a) to the extent the ROs are rated [*], $[*] or b) to the extent one or more of such ROs are rated below [*], [*]% of the Maximum Aggregate Notional Amount;

(xviii)	Would not cause the aggregate Net USD Notional Amount of all ROs which are secured predominantly by obligations of any one obligor or group of affiliated obligors, to exceed [*]% of the Maximum Aggregate Notional Amount;

*	Confidential treatment has been requested and the redacted material has been filed separately with the Securities and Exchange Commission.

(xix)	Would not cause the total number of ROs to exceed 50;

(xx)	GSI owning the RO in an amount equal to the Net USD Notional Amount would not violate any law, rule or regulation applicable to GSI;

(xxi)	In the case of a Counterparty Originated Asset, Counterparty has delivered to GSI an executed indemnity letter in a form acknowledged in a letter agreement between GSI and Counterparty of even date herewith (the “Indemnity Letter”);

(xxii)	The terms of such RO require delivery to holders of such RO of Trustee/Servicer Reports providing information of a degree and with a frequency which is customary in Rule 144A securitizations of the same asset types;

(xxiii)	Is issued in registered form for U.S. federal income tax purposes;

(xxiv)	If such RO was issued after the Facility Amendment Date, then unless such RO is subject to backup servicing arrangements reasonably acceptable to GSI, the terms of such RO provide for a majority of the holders of such RO by principal amount to have the right to remove and replace any servicer, collateral manager or other administrative service provider for the issuer of such RO at any time; and

(xxv)	Also includes any other obligation as GSI may agree from time to time following request from Counterparty.

If it is determined after the Effective Date that the RO failed to meet any of the foregoing requirements as of the Effective Date and GSI gives notice of such circumstance to Counterparty, a Removal Date shall be deemed to occur in relation to such RO. Further, if after the Effective Date Counterparty fails to deliver the most recently issued Trustee/Servicer Report or Rating Agency Report with respect to an RO within five Business Days of a request from GSI, at GSI’s sole option a Removal Date may be deemed to occur in relation to such RO.

“Asset Backed Securities” means securities that are Not Contingent within the meaning of the Credit Derivatives Definitions and are secured by loans, leases, receivables or similar payment obligations or financial assets which convert by their terms into cash within a finite period of time, and without limitation of the foregoing shall exclude (i) credit linked notes or other synthetic securities; i.e. securities secured by or representing credit swaps, total return swaps or other derivative exposures, (ii) securities secured by equity instruments or corporate bonds and (iii) ABS CDOs, “CDO squareds” or other securities which are themselves secured by Asset Backed Securities.

“Counterparty Originated Asset” means any RO with respect to which the Counterparty, its Credit Support Providers or any of their Affiliates (i) is related as depositor, originator or transferor of the receivables securitized in the RO or (ii) is a sponsor, servicer or administrator thereto, (iii) is a holder of any beneficial interest in the issuer of the RO or (iv) has acted as an underwriter, arranger or distributor of such RO.

“Guaranteed Student Loans” means student loans originated under Title IV of the Higher Education Act, no less than 95% of the loan principal and interest of which are guaranteed and explicitly reinsured by the United States Department of Education.

“Private Student Loans” means student loans other than Guaranteed Student Loans.

“Qualifying [*]-Rated RO” means an RO that (i) is rated at least [*] by each of S&P and Moody’s (where any RO rated [*] by each of S&P and Moody’s but also rated by Fitch and rated lower than [*] by Fitch shall be deemed for purposes of this test to be rated lower than [*] by S&P and Moody’s) and (ii) is either (A) not subordinated to any other class or tranche of securities issued by the relevant Issuer or (B) subordinated only to a class or tranche of securities issued by the relevant Issuer the entire principal amount of which is included as an RO in this Facility.

“Tax Opinion” means a legal opinion of nationally recognized tax counsel that concludes that (a) the RO will be treated as indebtedness for U.S. federal income tax purposes and (b) the issuer of the RO will not be treated as subject to U.S. federal tax.

“True Sale and Nonconsolidation Opinion” means a legal opinion of Bingham McCutcheon LLP or other counsel satisfactory to GSI in its good faith discretion which concludes that (i) any assets purchased by the Reference Entity in connection with the relevant securitization would not be considered to be part of the estate of any relevant Affiliate of Counterparty (an “Originator Affiliate”) in a proceeding under the Bankruptcy Code and (ii) neither the Reference Entity nor any other special purpose entity organized in connection with the relevant securitization would be substantively consolidated with any of (A) Counterparty, (B) any Credit Support Providers of Counterparty or (C) any Originator Affiliate (other than a special purpose entity), in each case where the foregoing conclusions take account of the existence and terms of this Facility and Counterparty’s Credit Support Documents.

Maximum Aggregate Notional Amount	From and including the Facility Commencement Date to but excluding the Facility Amendment Date, USD 3,000,000,000. On and after the Facility Amendment Date, USD 2,125,000,000, less cumulative amount of Swap Amortization amounts determined on or prior to such date.

Aggregate Notional Amount	The sum on any day of the Net USD Notional Amounts of each RO at the close of business on that day.

Swap Amortization	USD 212,500,000 with respect to each anniversary of the Facility Commencement Date, beginning with the 11th anniversary of the Facility Commencement Date.

Portfolio Adjustment	(A) Counterparty may, by sending a Portfolio Adjustment Notice to GSI, designate any Business Day to adjust the Portfolio (any such adjustment a “Portfolio Adjustment”) by:
(i)	designating a new Eligible RO for addition to the Portfolio; or

*	Confidential treatment has been requested and the redacted material has been filed separately with the Securities and Exchange Commission.

(ii)	designating a RO for removal, in whole or in part, pursuant to a Removal Date; or

(iii)	combining (i) and (ii) to effect a substitution;

provided that:

(a) no Potential Event of Default or Event of Default has occurred and is continuing in relation to Counterparty;

(b) the Aggregate Notional Amount does not exceed the Maximum Aggregate Notional Amount as a result of such Portfolio Adjustment;

(c) each RO to be added is an Eligible RO;

(d) except as provided in (B)(i) and (ii) of the next paragraph or otherwise with the consent of GSI in its sole discretion, (I) no addition, removal, substitution or other Portfolio Adjustment may occur on or after the Facility Amendment Date until the Portfolio Adjustment Renewal Date and (II) no removal, in whole or in part, or any Removal Date in relation thereto may occur until on or after the Target Exposure Date; and

(e) there shall be no more than one new RO (or four new ROs if (I) all such new ROs are issued by the same issuer in a single securitization documented pursuant to a single indenture or trust deed and (II) the same collateral secures all such ROs) added to the Portfolio in any calendar week.

(B) In addition:

(i) If GSI has notified Counterparty of a Re-Striking that would cause the Aggregate Notional Amount to exceed the Maximum Aggregate Notional Amount, then

(x) prior to the Portfolio Adjustment Renewal Date, unless Counterparty has notified GSI within three Business Days of receipt of GSI’s notice of Re-Striking that Counterparty objects to such Re-Striking, in which case such Re-Striking shall not occur, GSI will have the right to designate one or more ROs for removal such that after giving effect to such Portfolio Adjustment Notice, the Aggregate Notional Amount is less than or equal to the Maximum Aggregate Notional Amount, and

(y) on and after the Portfolio Adjustment Renewal Date, Counterparty, will be required to designate one or more ROs for removal such that after giving effect to such Portfolio Adjustment Notice, the Aggregate Notional Amount is less than or equal to the Maximum Aggregate Notional Amount, where in each case the Removal Date in respect of any such RO shall be no more than 10 Business Days following the Re-Striking Date.

(ii) If Counterparty fails to designate a Removal Date as required hereby, GSI may by sending a Portfolio Adjustment Notice to Counterparty, designate any Business Day to adjust the Portfolio (any such adjustment, also a “Portfolio Adjustment”) by designating one or more ROs for removal, in whole or in part, pursuant to a Removal Date such that after giving effect to such Portfolio Adjustment Notice, the Aggregate Notional Amount is less than or equal to the Maximum Aggregate Notional Amount.

“Exchange Offer Settlement Date” means the date on which the “Settlement Date” referred to in the Offering Memorandum, Disclosure Statement And Solicitation Of Acceptances Of A Prepackaged Plan Of Reorganization describing the “CIT Group Inc. & CIT Group Funding Company of Delaware LLC Offers to Exchange Relating to Any and All of Their Respective Outstanding Notes Listed Below and Solicitation of Acceptances of a Prepackaged Plan of Reorganization“ dated October 1, 2009 as filed on October 2, 2009 with the United States Securities and Exchange Commission, and as amended by (i) the amendments to such documents issued by CIT Group Inc. as of October 16, 2009 and filed with the United States Securities and Exchange Commission on October 19, 2009 and (ii) the amendments to such documents issued by CIT Group Inc. as of October 23, 2009 and filed with the United States Securities and Exchange Commission on October 26, 2009 (the “Existing Exchange Offer Terms”), and as further amended from time to time, provided, however that no such amendment, or any modification or waiver of the Existing Exchange Offer Terms, would adversely affect the Material Terms or otherwise constitute a TRS Impairment (such documents as so amended the “Exchange Offer”) has occurred in accordance with the Liquidity and Leverage Condition, Documentation Condition and the other terms and conditions of the Exchange Offer described in the section entitled “Description of the Offers — Conditions to the Offers.”.

“Exchange Offer Trigger Date” means the 30th day following the Exchange Offer Settlement Date.

“Portfolio Adjustment Renewal Date” means the earlier of (i) the Exchange Offer Trigger Date and (ii) the date on which the Plan of Reorganization is confirmed by the relevant bankruptcy court and has been consummated without any amendment, modification or supplement that adversely affects the Material Terms and is not approved by GSI, and CIT Group Inc. (and any subsidiaries or affiliates thereof) have emerged from bankruptcy proceedings.

Portfolio Adjustment Notice	A notice provided at least fifteen Business Days (or such lesser number of Business Days as agreed between Counterparty and GSI) prior to the date of any Portfolio Adjustment revising Annex A to take account of any Portfolio Adjustment; provided, however that the date of any Portfolio Adjustment relating to the substitution of a new Eligible RO for an existing RO where the new and existing RO are the same obligation with the same Notional Amount (such Portfolio Adjustment a “Re-Striking Substitution”) may be 2 Business Days following the delivery of the related Portfolio Adjustment Notice.

A Portfolio Adjustment Notice provided by GSI as contemplated under Re-Striking Payments shall be provided at least 2 Business Days prior to the Removal Date.

Determination of Initial FX Rate	The Calculation Agent will determine in a commercially reasonable manner the Initial FX Rate for each RO not denominated in USD based on the Current FX Rate as of the date determined by the Calculation Agent after the date the Portfolio Adjustment Notice is received for such RO and at least two Business Days prior to its Effective Date.

FX Rate	With respect to a Specified Currency, as of the Effective Date and at any time prior to and including the initial Re-Striking Date, the Initial FX Rate; and following the initial Re-Striking Date, the Current FX Rate as of the immediately preceding Re-Striking Date.

Current FX Rate	With respect to a Specified Currency as of any date, the spot rate of exchange between the Specified Currency and USD as of such date, determined by the Calculation Agent in a commercially reasonable manner.

Business Days	For payment dates requiring payments in USD, London and New York

For payment dates requiring payments in CAD, Toronto and London

For payment dates requiring payments in EUR, London and TARGET.

For payment dates requiring payments in GBP, London and New York

For purposes of the Collateral provisions, Portfolio Adjustment Notices and all other purposes hereunder, London and New York.

Business Day Convention	Modified Following

Calculation Agent Facility Fee	GSI

Facility Fee	On each Facility Fee Payment Date, Counterparty shall pay to GSI a Facility Fee determined as follows:

Facility Fee Notional Amount × Facility Fee Rate × (the actual number of days within the relevant Facility Fee Period divided by 360)

Facility Fee Notional Amount	In respect of the Facility Fee Period from and including the Facility Commencement Date to but excluding the initial Facility Fee Payment Date, the higher of (a) the Aggregate Notional Amount and (b) zero. For the immediately following Facility Fee Period, the higher of (a) the Aggregate Notional Amount and (b) 50% of the Maximum Aggregate Notional Amount. For each subsequent Facility Fee Period, the Maximum Aggregate Notional Amount; provided that for the Facility Fee Period which includes the Facility Amendment Date, the Facility Fee Notional Amount will be the sum of the values of the Maximum Aggregate Notional Amount during each day in such Facility Fee Period divided by the number of days included in such Facility Fee Period.

Facility Fee Rate	285 bps

Facility Fee Period	With respect to any Facility Fee Payment Date, the period from (and including) the immediately preceding Facility Fee Payment Date (or, in relation to the initial Facility Fee Period, the Facility Commencement Date) to (but excluding) such Facility Fee Payment Date (or, in relation to the final Facility Fee Period, the Facility End Date).

Facility Fee Payment Dates	Quarterly on each three month anniversary of the Facility Commencement Date and ending on the Facility End Date.

Facility Amendment Date Payments; Forbearance Agreement

Termination Fee	On the Facility Amendment Date, Counterparty will pay to GSI seven twenty-fourths (29.1667%) of the Present Value Facility Fee (based on the Maximum Aggregate Notional Amount as of the day prior to the Facility Amendment Date) as determined by GSI on the Facility Amendment Date, in consideration for GSI’s termination of the Present Value Facility Fee otherwise payable under the Original Facility in connection with the reduction of the Maximum Aggregate Notional Amount from USD 3,000,000,000 to USD 2,125,000,000 (the “Termination Fee”).

Forbearance Agreement	In consideration for the payment of the Termination Fee and the other amendments effected hereby, GSI agrees (such agreement the “Forbearance Agreement”) not to exercise (A) its right to designate an Early Termination Date under the Master Agreement or (B) its right to defer or suspend payments or deliveries to Counterparty or CIT Barbados under Section 2(a)(iii) of the Master Agreement or Paragraph 4(a) of the Credit Support Annex or otherwise (except as set forth in the provisions of this Confirmation relating to the Additional Collateralization Amount or as otherwise specifically provided in this Confirmation), in each case if (or in the case of (iii), (iv), (v) and (vii) for so long as):

(i) such right arises solely as a result of (1) the announcement of or launch of solicitation of the Exchange Offer and Plan of Reorganization for CIT Group Inc., (2) the Events of Default and/or Potential Events of Default alleged by GSI in the Rescinded Notices (without prejudice to the rights of GSI in relation to any subsequent Event of Default or Potential Event of Default in relation to the Indemnity Letters), (3) the filing of a voluntary Chapter 11 bankruptcy proceeding by CIT Group Inc. on or prior to November 30, 2009, or (4) any actions, inactions, filings or disclosures by CIT Group Inc. pursuant thereto or to its overall restructuring process (collectively, the “Exchange/Plan Activities”);

(ii) such Chapter 11 proceeding occurs to effect the Plan of Reorganization;

(iii) no action is taken (whether by a court of competent jurisdiction or by CIT Group Inc., any affiliate of CIT Group Inc., any examiner or trustee or any other person on behalf of one of the foregoing) in connection with such Chapter 11 proceeding or otherwise that is inconsistent with the Material Terms or which impairs or restricts the ability of Counterparty or any Credit Support Provider to perform its respective obligations under the Master Agreement and this Facility or Counterparty’s Credit Support Documents, as applicable, or otherwise prejudices, impairs, avoids, objects to or restricts any rights, claims or remedies of GSI under the

Master Agreement, this Facility or any Credit Support Document, including without limitation (A) any action to propose or accept any sale or transfer of all or substantially all of the assets of CIT Group Inc. where the entity succeeding to such assets would not assume all of the obligations of CIT Group Inc. under the Amended CIT Group Guaranty or (B) any action to (I) impair or restrict the right of GSI to set off any First Total Return Termination Payments or other amounts otherwise payable by GSI hereunder against any amounts payable by Counterparty under the Master Agreement or this Facility, (II) subordinate (including by means of equitable subordination) any rights, claims or payment obligations of GSI rights under the Master Agreement, this Facility or any Credit Support Document in relation hereto, (III) use, or obtain credit secured by, the Posted Credit Support received by GSI pursuant to the terms of the Master Agreement or any other any liens, security interests or rights of setoff in favor of GSI contemplated by the terms of the Master Agreement, this Facility or any Credit Support Document (whether or not adequate protection is deemed to exist with respect to such Posted Credit Support, liens, security interests or rights of setoff for purposes of Sections 363 or 364 of the Bankruptcy Code), (IV) challenge or avoid, or expressly reserve the right to challenge or avoid for any reason any payments or Transfers of Posted Credit Support received by GSI or any obligations incurred by Counterparty or any Credit Support Provider under the Master Agreement, this Facility or any Credit Support Document (including without limitation the Termination Fee), (V) recharacterize or challenge the validity or enforceability of the Master Agreement, this Facility or any Credit Support Document or any ROs (including without limitation any action to recharacterize any sale of assets to the issuer of any RO as a secured financing, or to seek substantive consolidation of the issuer of any RO with any Relevant Entity) or (VI) assert any claim against GSI arising from the entry into, and incurrence and performance of obligations under the Master Agreement, this Facility or any Credit Support Document (any such action in (A) or (B)(I) through (VI) a “TRS Impairment”), provided, however, that no provision in the foregoing definition of TRS Impairment shall require Counterparty to waive, release or relieve GSI of GSI’s duty to perform its obligations in accordance with the terms of the Master Agreement, this Facility or any Credit Support Document, or to waive or release any rights, claims or remedies arising under the Master Agreement, this Facility or any Credit Support Document in relation to any breach by GSI or its Credit Support Provider of such obligations;

(iv) the Plan of Reorganization is not withdrawn, revoked or otherwise abandoned;

(v) no amendment, modification or supplement to the Plan of Reorganization that adversely affects the Material Terms is included in, or incorporated into, the Plan of Reorganization without the prior written consent of GSI;

(vi) the Termination Fee is paid in full on the Facility Amendment Date; and

(vii) no TRS Conflicting Indebtedness (as defined below) is incurred or entered into at any time (the conditions in (i) through (vii) the “Forbearance Conditions”);

provided that if no Chapter 11 bankruptcy proceeding with respect to CIT Group Inc. has occurred by November 30, 2009, the Forbearance Agreement will be of no further force and effect.

For purposes of clause (B)(II) of the definition of TRS Impairment neither (i) the priority given to financing obtained under Section 364 of the Bankruptcy Code nor (ii) the granting of a lien or security interest, including any cash management order entered in the Chapter 11 proceeding in accordance with the Plan of Reorganization and permitting intercompany liens, shall be considered to effect a “subordination”, provided that no such priority, lien or security interest is senior to or conflicts with or prejudices (a) the rights of GSI in relation to any RO Haircut Amounts or Posted Credit Support received by GSI pursuant to the terms of the Master Agreement, this Facility or any Credit Support Document, including any liens, security interests or rights of setoff in favor of GSI contemplated by the terms of the Master Agreement, this Facility or any Credit Support Document (whether or not adequate protection is deemed to exist with respect to GSI’s Posted Credit Support, liens, security interests or rights of setoff for purposes of Sections 363 or 364 of the Bankruptcy Code) or (b) the right of GSI to receive performance of any other obligations incurred by Counterparty or any Credit Support Provider under, the Master Agreement, this Facility or any Credit Support Document or (c) otherwise constitutes a TRS Impairment.

The Forbearance Agreement will be of no further force and effect if Counterparty fails to pay the Termination Fee in full on the Facility Amendment Date or if any of the Forbearance Conditions fails or ceases to be satisfied at any time. The Forbearance Agreement will expire if the Plan of Reorganization is not confirmed by the relevant bankruptcy court (without any amendment, modification or supplement that adversely affects the Material Terms and is not approved by GSI), on or before June 30, 2010. In no event shall GSI be restricted from exercising any otherwise applicable right to designate an Early Termination Date under the Master Agreement for any reason after June 30, 2010.

The Forbearance Agreement

(X) does not restrict GSI’s right to designate an Early Termination Date on grounds of

(i) any other Event of Default under the Master Agreement, including without limitation

(A) the occurrence of any event described in Section 5(a)(vii) of the Master Agreement in relation to Counterparty or CIT Barbados, whether or not a bankruptcy of CIT Group Inc. occurs in accordance with the Plan of Reorganization, provided that if no event described in Section 5(a)(vii) clause (1), (3), (4), (5), (6) or (7) occurs with respect to Counterparty or CIT Barbados, neither the Existing Exchange Offer

Terms nor the filing of a voluntary Chapter 11 bankruptcy proceeding with respect to CIT Group Inc. in accordance with the Plan of Reorganization shall, in and of itself, be construed to give rise to an event described in Section 5(a)(vii) clause (2), (8) or (9) in relation to Counterparty or CIT Barbados; or

(B) the occurrence of any event described in Section 5(a)(i) or Section 5(a)(iii) of the Master Agreement in relation to Counterparty or any Credit Support Provider as applicable (even if such event arises during or is caused by the existence of a Chapter 11 proceeding in accordance with the Plan of Reorganization), except that no event described in Section 5(a)(iii)(2) in relation to the Amended CIT Group Guaranty shall be deemed to arise from the existence of a Chapter 11 proceeding in accordance with the Plan of Reorganization so long as each of the Forbearance Conditions continues to be met, or

(ii) any Termination Event under the Master Agreement or this Facility;

provided, however, that the Forbearance Agreement shall restrict GSI’s right to designate an Early Termination Date on grounds of (aa) an Event of Default under (I) Section 5(a)(ii) solely to the extent that the relevant breach of agreement is a failure to timely provide financials, (II) Section 5(a)(v) solely to the extent that the relevant default under the Specified Transaction is caused by the Exchange/Plan Activities and (III) Section 5(a)(vi) solely to the extent the default under and acceleration of the Specified Indebtedness is caused by the Exchange/Plan Activities or (bb) any right to designate an Early Termination Date in relation to the Master Agreement that arises not under the terms of this Confirmation or the Master Agreement but under the terms of a different contract or agreement that does not form a part of this Confirmation or the Master Agreement;

(Y) is without prejudice to any other rights and remedies of GSI under the Master Agreement or this Facility and

(Z) subject to clause (X)(bb) above, is without prejudice to any rights or remedies of GSI or any Affiliates of GSI under any other agreements with Counterparty, Counterparty’s Credit Support Providers and/or their Affiliates.

“Plan of Reorganization” means the “prepackaged bankruptcy” plan of reorganization of CIT Group Inc. that (1) will satisfy the requirements under Section 1129 of the Bankruptcy Code, (2) shall at a minimum include the following terms (the “Material Terms”): (i) the Amended CIT Group Guaranty will be reinstated and not impaired in any respect by CIT Group Inc. and will be in full force and effect on the effective date of such plan of reorganization; (ii) such plan of reorganization shall contain an express waiver of the rights of CIT Group Inc., the reorganized CIT Group Inc. and any of their respective affiliates to assert or take action to effect any TRS Impairment; and (iii) such plan of reorganization shall not otherwise have any provision effecting or in furtherance of a TRS Impairment and (3) is otherwise substantially in the form and substance set forth in Appendix C of the Exchange Offer, as may be amended from time to time, without giving effect to any amendment or modification that adversely affects the Material Terms.

“Relevant Entity” means in relation to any RO, (i) Counterparty, (ii) any Credit Support Provider of Counterparty, (iii) any seller of assets purchased by the issuer of such RO pursuant to the securitization of assets in connection with the issuance of such RO, (iv) any servicer or collateral manager in relation to the issuer of such RO, (v) any entity not otherwise included in (i) through (iv) with respect to which an opinion of counsel was delivered in connection with the issuance of the relevant RO that such entity should not be consolidated with the issuer of the RO or (vi) any other entity where the substantive consolidation of such entity with the issuer of the RO would, as reasonably determined by GS, prejudice the rights or holders of the RO or have a material adverse impact on such RO.

Terms Relating to Each Transaction

1. General Terms

Terms Specified in	The Following terms in relation to each Transaction will be specified in Annex A:
Annex A
▪	Effective Date (subject to Condition to RO Effectiveness below)

▪	Reference Obligation (“RO”)

▪	Reference Entity

▪	Guarantor or other credit support provider (if any)

▪	Insurer (if any)

▪	Specified Currency

▪	Initial FX Rate

▪	Initial Notional Amount (which will be an actual outstanding principal amount of the RO)

▪	Offered Price (including accrued interest) (expressed as percentage of principal balance)

▪	Initial Price (expressed as percentage of principal balance)

▪	Floating Rate Period End Dates

▪	Reference Obligation Coupon

▪	Each credit rating of RO as at Effective Date

▪	The Transaction Termination Date

▪	Initial Haircut Percentage (which will be the Haircut Percentage applicable to the RO on the Effective Date)

The Transaction Termination Date shall, if required by or assumed by counsel in connection with the delivery of a True Sale and Non-Consolidation Opinion, be a date occurring not later than (i) for ROs for which the expected final amortization based on pricing speed, as determined by Counterparty (the “Expected Amortization Date”) will occur 5 years or more after the Effective Date for such RO, the date on which 80% of the number of days occurring between the Effective Date for such Transaction and the Expected Amortization Date have lapsed, (ii) for ROs for which the Expected Amortization Date will occur more than one but less than five years after the Effective Date for such RO, the date occurring one year prior to the Expected Amortization Date and (iii) for ROs for which the Expected Amortization Date will occur one year or less from the Effective Date for such RO, the date on which 50% of the number of days occurring between the Effective Date for such Transaction and the Expected Amortization Date have lapsed.

Condition to RO Effectiveness	The Effective Date shall be subject to (A) the availability to GSI of a firm offer from Counterparty or an unaffiliated third party designated by Counterparty on which GSI or its designee could execute the purchase of a principal amount of the RO equal to the Initial Notional Amount at the Offered Price for settlement on the Effective Date, such Offered Price (1) not to exceed the market value of the principal amount of the RO determined by the Calculation Agent in a commercially reasonable manner and (2) unless a Bid Failure Event occurs, to be greater than the applicable Initial Haircut Percentage and (B) receipt by GSI on or prior to such Effective Date of the Initial Payment from CIT Financial (Barbados) Srl (“CIT Barbados”) as required to be made pursuant to a Guaranty provided by CIT Barbados (the “Guaranty”) for application under the Transaction. If a Bid Failure Event occurs, the Effective Date shall occur at Counterparty’s option and the Offered Price shall be equal to zero.

For the avoidance of doubt, if an Effective Date and Bid Failure Event occurs and the Offered Price is zero, immediately upon the Effective Date, Counterparty shall at its option, after giving the applicable notice described in this Agreement, be entitled to either (i) cause a Re-Striking Date to occur with respect to the related RO such that (x) Counterparty shall be entitled to receive a Net Re-Striking Gain Amount calculated based on the Current Price for such RO on the Effective Date and (y) CIT Barbados shall be required to pay a Net Re-Striking Haircut Addition Amount for such RO on the Effective Date or (ii) receive the Market Related Amount in cash from GSI with respect to the related RO on the Effective Date under the terms of the Credit Support Annex.

The initial Effective Date hereunder shall also be subject to the condition precedent that (i) counsel to CIT Barbados has provided GSI with an opinion acceptable to GSI confirming the perfection of GSI’s interest in any Initial Payment to be made by CIT Barbados under the Guaranty from time to time and (ii) CIT Barbados has taken all necessary steps required by GSI to perfect GSI’s interest in such Initial Payment under Barbados law.

Initial Price	From and including the Effective Date to but excluding the first Re-Striking Date, (1) Offered Price minus (2) Haircut Percentage (in each case as of the Effective Date), subject to a minimum of zero.

From and including any Re-Striking Date to but excluding the next Re-Striking Date, (1) Current Price minus (2) Haircut Percentage (in each case as of the Re-Striking Date occurring at the beginning of such period), subject to a minimum of zero.

Bid Failure Event	If prior to the Effective Date either GSI gives notice to Counterparty, or Counterparty gives notice to GSI, that GSI has not identified a firm bid for the RO at the Offered Price after the Condition to RO Effectiveness has been satisfied (for settlement on the Effective Date), then the Effective Date shall be five business days after the effective date of such notice. If prior to the second effective date either GSI gives notice to Counterparty, or Counterparty gives notice to GSI, that GSI has not identified a firm bid for the RO at the Offered Price (for settlement on such second effective date), then the Effective Date shall be five business days after the effective date of such notice. If prior to the third effective date either GSI gives notice to Counterparty, or Counterparty gives notice to GSI, that GSI has not identified a firm bid for the RO at the Offered Price (for settlement on such third effective date), then a Bid Failure Event has occurred. For the avoidance of doubt, GSI is not required to provide a bid for the RO.

Initial Payment	CIT Barbados, as required pursuant to the Guaranty, will make a payment to GSI on the Effective Date for each RO calculated as follows:

Initial Notional Amount times Initial Haircut Percentage divided by FX Rate for the relevant RO; provided, however, that if there is a Bid Failure Event, then the Initial Payment will be zero.

Notional Amount	The Initial Notional Amount, as reduced by each Terminated Notional Amount and Actual Principal Repayment from time to time.

Net USD Notional Amount	On any day, the Notional Amount at the close of business (London time) on that day multiplied by the related Initial Price divided by the related FX Rate for that RO.

Average Notional Amount	With respect to any Floating Rate Period, the sum of the Net USD Notional Amounts for each day in that period divided by the actual number of days in that period.

Termination Date	The earlier of: (i) the Facility End Date, (ii) the Defaulted Termination Date, (iii) the Transaction Termination Date or (iv) the date on which the Notional Amount of the Transaction equals zero.

Removal Date	The Business Day specified by Counterparty or GSI for early termination, in whole or in part, of an RO in accordance with a Portfolio Adjustment.

2. Effective Date Exchange

Counterparty Exchange Amount	On the Effective Date with respect to an RO, Counterparty shall pay to GSI an amount in the Specified Currency with respect to such RO equal to its Initial Notional Amount multiplied by its Offered Price.

GSI Exchange Amount	On the Effective Date with respect to an RO, GSI shall pay to Counterparty an amount in USD with respect to such RO equal to its Initial Notional Amount multiplied by its Offered Price divided by its Initial FX Rate.

3. Haircut

Haircut Percentage	The Haircut Percentage shall be the percentage determined in accordance with the table below by reference to the rating of the RO as of the relevant date. For the avoidance of doubt the Haircut Percentage applicable to an RO may change after the Effective Date if its applicable rating changes.

Rating	Percentage

““AAA” FFELP Assets	[*]% plus the Selected Percentage
“A” or better	[*]% plus the Selected Percentage
“BBB” but less than “A”	[*]% plus the Selected Percentage
Less than “BBB”	[*]% plus the Selected Percentage

provided that where the ratings of the relevant agencies differ, the lower of the ratings shall apply.

As used above:

“A” or better” means that the RO is rated at least A+/A by S&P and A1/A2 by Moody’s and, if rated by Fitch, is rated at least A+/A by Fitch;

““BBB” but less than “A”” means that the RO is rated at least A-/ BBB+/BBB/BBB- by S&P and A3/Baa1/Baa2/Baa3 by Moody’s and, if rated by Fitch, is rated at least A-/BBB+/BBB/BBB- by Fitch.

“Less than “BBB”” means that the RO is neither ““A” or better” nor ““BBB” but less than “A””.

“AAA” FFELP Assets means that the RO is a securitization where the securitized receivables are exclusively comprised of Guaranteed Student Loans, and is rated AAA by S&P and Aaa by Moody’s and, if rated by Fitch, is rated at least AAA by Fitch.

“Selected Percentage” means (x) in respect of any date prior to the seven year anniversary of the Facility Commencement Date, zero and (y) in respect of any date after the seven year anniversary of the Facility Commencement Date, a figure of between 0% and 10% selected by GSI; provided, however, that (i) the Selected Percentage may not exceed 10%, (ii) the Selected Percentage may not be decreased from its value on any prior date and (iii) each incremental increase in the Selected Percentage shall result in a reduction of the Facility Fee Rate by 5 bps with effect from the date of such increase, with the values of the Facility Fee corresponding to each possible value of the

*	Confidential treatment has been requested and the redacted material has been filed separately with the Securities and Exchange Commission.

Selected Percentage as set forth below.

Selected	Facility Fee	Selected	Facility Fee
Percentage	Rate (bps)	Percentage	Rate (bps)
0%	285	6%	255
1%	280	7%	250
2%	275	8%	245
3%	270	9%	240
4%	265	10%	235
5%	260

4. Total Return Payer Payments

Total Return Coupon Payments	On each Total Return Coupon Payment Date, GSI shall pay to Counterparty (subject to “Floating Rate Payment and Total Return Coupon Netting” below) an amount in the Specified Currency equal to the Actual Coupon Payment on the related RO.

Total Return Coupon Payment Dates	With respect to an RO, the date falling five Business Days following each date on which the Holders of the RO receive an Actual Coupon Payment.

5. Floating Rate Payer Payments

Floating Rate Payments	On each Floating Rate Payment Date, Counterparty shall pay to GSI (subject to “Floating Rate Payment and Total Return Coupon Netting” below) an amount in USD equal to:

Average Notional Amount times Floating Rate times Floating Rate Day Count Fraction

Floating Rate Period End Dates	As specified in Annex A, and the Termination Date.

Floating Rate Payment Dates	The date falling five Business Days following each Floating Rate Period End Date.

Floating Rate	USD-LIBOR-BBA (with a Designated Maturity equal to the Floating Rate Period) plus the Floating Rate Spread. Linear Interpolation shall apply.

Floating Rate Spread	0 bps

Floating Rate Period	The period from, and including, the prior Floating Rate Period End Date or the Effective Date, as applicable, to, but excluding, the current Floating Rate Period End Date.

Floating Rate Day Count Fraction	Actual/360

Floating Rate Reset Dates	The first day of each Floating Rate Period

Floating Rate Payment	On each Total Return Coupon Payment Date occurring during the Retained

and Total Return Coupon Netting	Cash Flow Period, an amount equal to the excess of (i) the Adjusted RO Coupon with respect to the relevant RO and such Total Return Coupon Payment Date over (ii) the Floating Rate Payment with respect to the corresponding Transaction and the Floating Rate Payment Date occurring on such Total Return Coupon Payment Date shall be retained by GSI and credited to the Additional Collateralization Amount (each such amount a “Retained Net RO Coupon Amount”).

Adjusted RO Coupon	For each RO and any Total Return Coupon Payment Date, the relevant Actual Coupon Payment divided by Current FX Rate as determined on the date on which the Holders of the RO received such Actual Coupon Payment.

6. Principal Payments

Floating Rate Principal Payments	On each Principal Payment Date, Counterparty shall pay to GSI (subject to “Net RO Principal Gain Payments” below) an amount in USD equal to:

(1) the amount of the Actual Principal Repayment on the related RO times (2) Offered Price divided by (3) FX Rate.

Amortized Net Notional Amount	For any Principal Payment Date, the amount of the Actual Principal Repayment on the related RO times Initial Price.

First Total Return Principal Payments	On each Principal Payment Date, GSI shall pay to CIT Barbados an amount in USD equal to (a) the Actual Principal Repayment on the related RO times (b) the Initial Haircut Percentage divided by (c) the FX Rate with respect to that RO; provided, however, that (i) on each Principal Payment Date occurring during the Retained Cash Flow Period, GSI shall retain and credit the aggregate of such amounts determined with respect to all applicable ROs to the Additional Collateralization Amount (each such amount a “Retained Haircut Principal Amount”) and (ii) on each Principal Payment Date occurring on or after the Target Exposure Date, if the calculation of Facility Exposure, taking into account the RO Haircut Amount(s) after giving effect to the relevant Actual Principal Repayment for each RO for which a Principal Payment Date is occurring on such date, results in a Delivery Amount or Return Amount becoming due to GSI by Counterparty, then GSI shall pay to CIT Barbados only the portion of such amount that exceeds such Delivery Amount or Return Amount (and with respect to the balance of such amount shall treat Counterparty as having Transferred on such date Eligible Credit Support or Posted Credit Support in the form of Cash with a Value equal to such balance).

Second Total Return Principal Payments	On each Principal Payment Date, GSI shall pay to Counterparty (subject to “Net RO Principal Gain Payments” below) an amount in the Specified Currency equal to the Actual Principal Repayment on the related RO.

Principal Payment Dates	With respect to an RO, the date falling five Business Days following each date on which the Holders of the RO receive an Actual Principal Repayment.

Net RO Principal Gain Payments	On each Principal Payment Date occurring during the Retained Cash Flow Period, GSI shall retain and credit to the Additional Collateralization Amount an amount in USD equal to the greater of (a) zero and (b)(1) the aggregate of the Second Total Return Principal Payments for such Principal Payment Date divided by Current FX Rate minus (2) the aggregate of the Floating Rate Principal Payments for such Principal Payment Date (each such amount a “Retained RO Principal Gain Amount”).

7. Termination Payments

First Total Return Termination Payment	On each Termination Payment Date and on any Early Termination Date, GSI shall pay to CIT Barbados with respect to each RO an amount in USD equal to the Terminated Notional Amount times the Initial Haircut Percentage divided by the FX Rate for that RO (the “Haircut Terminatio Amount” and the aggregate of all such Haircut Termination Amounts on any Termination Payment Date or Early Termination Date the “Aggregate Haircut Termination Amount”); provided that

(i) during the Retained Cash Flow Period, on each Termination Payment Date which is not an Early Termination Date, GSI shall retain and credit the Aggregate Haircut Termination Amount to the Additional Collateralization Amount (each such amount a “Retained Haircut Termination Amount”),

(ii) on or after the Target Exposure Date, if the calculation of Facility Exposure, taking into account the RO Haircut Amount(s) after giving effect to the relevant Terminated Notional Amount for each RO for which a Termination Payment Date is occurring on such date, results in a Delivery Amount or Return Amount becoming due to GSI by Counterparty, then GSI shall pay to CIT Barbados only the portion of such amount that exceeds such Delivery Amount or Return Amount (and with respect to the balance of such amount shall treat Counterparty as having Transferred on such date Eligible Credit Support or Posted Credit Support in the form of Cash with a Value equal to such balance) and

(iii) on any Early Termination Date any Aggregate Haircut Termination Amount otherwise payable to CIT Barbados shall be subject to reduction and setoff for any amounts due and unpaid by Counterparty under the Master Agreement in respect of an Early Termination Date, and any amounts so reduced or setoff shall be applied first to all payment obligations of Counterparty hereunder other than any obligation to pay the Unpaid Fee Notional Amount and thereafter to such obligation of Counterparty to pay the Unpaid Fee Notional Amount.

Second Total Return Termination Payment	On each Termination Payment Date, GSI shall pay to Counterparty (subject to “Net RO Termination Gain Payments” below) an amount in the Specified Currency equal to the Terminated Notional Amount times Final Price.

Floating Rate Termination Payment	On each Termination Payment Date, Counterparty shall pay to GSI (subject to “Net RO Termination Gain Payments” below) an amount in USD equal to:

(A) Terminated Notional Amount times Initial Price divided by FX Rate plus

(B) Terminated Notional Amount times Initial Haircut Percentage divided by FX

Rate.

Net RO Termination Gain Payments	On each Termination Payment Date occurring during the Retained Cash Flow Period, GSI shall retain and credit to the Additional Collateralization Amount an amount in USD equal to the greater of (a) zero and (b)(1) the aggregate of the Second Total Return Termination Payments for such Termination Payment Date divided by Current FX Rate minus (2) the aggregate of the Floating Rate Termination Payments for such Termination Payment Date (each such amount a “Retained RO Termination Gain Amount”).

Termination Payment Date	Each Removal Date, Defaulted Termination Date, Transaction Termination Date or Facility End Date, as applicable.

8. Re-Striking Payments

Trigger Threshold	The “Trigger Threshold” shall be met on any date on which the absolute value of the MTM is in excess of 3% of the Aggregate Notional Amount, where:

“MTM” shall equal the aggregate sum of the Market Related Amount for each RO in the Portfolio.

Re-Striking Date	Each of (i) ten (10) Business Days following the date upon which a Trigger Threshold is met, (ii) the Facility Amendment Date, (iii) any one or more dates during the Retained Cash Flow Period designated as such by GSI from time to time (including any Valuation Date under the Credit Support Annex designated as such by GSI as described below) or (iv) the Effective Date of any Re-Striking Substitution.

Re-Striking	On giving no less than 3 Business Days notice in writing to Counterparty GSI may, with effect as of any Re-Striking Date, elect to re-strike the Initial Price of one or more ROs in the Portfolio as determined by GSI such that, had such adjustment been in effect on the Re-Striking Date, the MTM would have been equal to zero (a “Re-Striking”); provided, however, that no prior notice to Counterparty by GSI shall be required for GSI to designate as a Re-Striking Date any Valuation Date during the Retained Cash Flow Period on which GSI would otherwise be required to Transfer Eligible Credit Support to Counterparty. A Re-Striking shall also occur on the Effective Date of any Re-Striking Substitution designated by Counterparty pursuant to “Portfolio Adjustment Notice” above. If GSI so elects or if Counterparty makes a Re-Striking Substitution:

(i) a Removal Date shall be deemed to occur on the Re-Striking Date, with respect to the Notional Amount of each RO for which a Re-Striking occurs and the parties shall make the payments required hereunder in connection with a Removal Date;

(ii) a new Effective Date shall be deemed to occur on the Re-Striking Date with respect to the Notional Amount of each RO for which a Re-Striking occurs and the parties shall make the payments required hereunder in connection with an Effective Date;

(iii) the Initial Price of each RO for which a Re-Striking occurs shall, with effect from the Re-Striking Date, be reset to (1) Current Price minus (2) Haircut Percentage (in each case as of the Re-Striking Date);

(iv) the Offered Price of each RO for which a Re-Striking occurs shall, with effect from the Re-Striking Date, be reset to the Current Price as of the Re-Striking Date;

(v) the Initial FX Rate of each RO for which a Re-Striking occurs shall, with effect from the Re-Striking Date, be reset to be equal to the Current FX Rate as determined two Business Days prior to the Re-Striking Date; and

(vi) the Initial Haircut Percentage of each RO for which a Re-Striking occurs shall be reset to the Haircut Percentage on the Re-Striking Date.

For the avoidance of doubt, on any Re-Striking Date, by operation of (and without duplication of) the Initial Payment, the Effective Date Exchange provision of Paragraph 2 and the Termination Payment provision of Paragraph 7, and with respect to each RO for which a Re-Striking Date occurs on such date:

(1) GSI shall pay to CIT Barbados an amount in USD equal to the Notional Amount times the Initial Haircut Percentage for the relevant RO before the Re-Striking Date for the relevant RO divided by Initial FX Rate (each as determined before such Re-Striking);

(2) CIT Barbados shall pay to GSI an amount in USD equal to the Notional Amount times Initial Haircut Percentage divided by Initial FX Rate (each as determined pursuant to such Re-Striking).

(3) Counterparty shall pay to GSI an amount in the Specified Currency equal to the Notional Amount for the relevant RO multiplied by its Current Price (each as determined pursuant to such Re-Striking).

(4) GSI shall pay to Counterparty an amount in USD equal to the Notional Amount for the relevant RO multiplied by the Current Price divided by the Initial FX Rate for the relevant RO (each as determined pursuant to such Re-Striking).

(5) GSI shall pay to Counterparty an amount in the Specified Currency equal to the Notional Amount of the relevant RO times Current Price.

(6) Counterparty shall pay to GSI an amount in USD equal to the Notional Amount times (Initial Price plus Initial Haircut Percentage) divided by Initial FX Rate (each as determined before such Re-Striking).

Items (1) and (2) shall be netted with respect to all ROs for which a Re-Striking Date is occurring on such date and (i) if a net amount is payable by CIT Barbados to GSI (a “Net Re-Striking Haircut Addition Amount”), CIT Barbados shall pay such Net Re-Striking Haircut Addition Amount to GSI and (ii) if a net amount is payable by GSI to CIT Barbados (a “Net Re-Striking

Haircut Return Amount”), then

(A) on each Re-Striking Date occurring during the Retained Cash Flow Period, GSI shall retain and credit such Net Re-Striking Haircut Return Amount to the Additional Collateralization Amount (each such amount a “Retained Net Re-Striking Haircut Return Amount”) and

(B) on each Re-Striking Date occurring on or after the Target Exposure Date, GSI shall pay such Net Re-Striking Haircut Return Amount to CIT Barbados, provided that if the calculation of Facility Exposure, taking into account the RO Haircut Amount for each RO after giving effect to each Re-Striking occurring on such Re-Striking Date, results in a Delivery Amount or Return Amount becoming due to GSI by Counterparty, GSI shall pay to CIT Barbados only the portion of such amount that exceeds such Delivery Amount or Return Amount (and with respect to the balance of such amount shall treat Counterparty as having Transferred on such date Eligible Credit Support or Posted Credit Support in the form of Cash with a Value equal to such balance).

Items (3), (4), (5) and (6) shall be netted with respect to all ROs for which a Re-Striking Date is occurring on such date and (i) if a net amount is payable by Counterparty to GSI (a “Net Re-Striking Loss Amount”), Counterparty shall pay such Net Re-Striking Loss Amount to GSI and (ii) if a net amount is payable by GSI to Counterparty (a “Net Re-Striking Gain Amount”), then

(A) on each Re-Striking Date occurring during the Retained Cash Flow Period, GSI shall retain and credit such Net Re-Striking Gain Amount to the Additional Collateralization Amount (each such amount a “Retained Net Re-Striking Gain Amount”)

and

(B) on each Re-Striking Date occurring on or after the Target Exposure Date, GSI shall pay such Net Re-Striking Gain Amount to Counterparty, provided that if the calculation of Facility Exposure, taking into account the Market Related Amount for each RO after giving effect to the each Re-Striking occurring on such Re-Striking Date, results in a Delivery Amount or Return Amount becoming due to GSI by Counterparty, GSI shall pay to Counterparty only the portion of such amount that exceeds such Delivery Amount or Return Amount (and with respect to the balance of such amount shall treat Counterparty as having Transferred on such date Eligible Credit Support or Posted Credit Support in the form of Cash with a Value equal to such balance).

To the extent a Net Re-Striking Loss Amount is payable to GSI on the Facility Amendment Date, Counterparty authorizes GSI, and GSI agrees to effect such payment by treating an amount of Posted Credit Support in the form of cash posted by Counterparty under the Credit Support Annex equal to (i) if the Net Re-Striking Loss Amount exceeds such posted cash, the amount of such posted cash or (ii) otherwise, the Net Re-Striking Loss Amount, in each case, as being transferred on the Facility Amendment Date as a payment by Counterparty to GSI, with the effect that only any remaining shortfall amount will then be due from Counterparty to GSI.

9. Credit Event Termination

Credit Event	Failure to Pay; provided “Failure to Pay” shall mean:

after the expiration of any applicable grace period (however defined under the terms of the RO), the occurrence of a non-payment of a payment of interest Scheduled to be Due or principal due on the RO on any date, in accordance with the terms of such RO at the time of such failure. The occurrence of a Failure to Pay shall be determined without regard to the effect of any provisions of the RO that permit or provide for the limitation of payments of principal or interest in accordance with the terms of the RO pursuant to an available funds cap or otherwise, that provide for the capitalization or deferral of interest on the RO, or that provide for the extinguishing or reduction of such payments of principal or interest without a corresponding payment to Holders of the RO.

Bankruptcy (as defined in the Credit Definitions) of the Reference Entity or any Insurer and/or credit support provider. For the avoidance of doubt a “credit support provider” for the foregoing purpose is an entity, if any, indicated as such in Annex A under the heading “guarantor or credit support provider” and does not refer to CIT Group Inc. or CIT Barbados as “Credit Support Providers” for purposes of the Master Agreement.

"Scheduled to be Due” means in the case of an interest payment that such interest payment would accrue during the related calculation period for the RO using the Reference Obligation Coupon identified in Annex A on the outstanding principal balance of the RO for such calculation period, assuming for this purpose that sufficient funds are available therefor in accordance with the terms of the RO.

Credit Event Notice Requirement	Notice of a Credit Event from GSI to Counterparty shall be in the form on an irrevocable notice in writing of the occurrence of a Credit Event. The notice shall:

(i) identify the Credit Event in question and shall contain a description in reasonable detail of the facts relevant to the determination that a Credit Event has occurred, and

(ii) be accompanied with Publicly Available Information (as defined in Sections 3.5(a) and (c) of the Credit Definitions and for such purposes the Specified Number of Public Sources shall be one and the RO is the Obligation).

A Credit Event Notice shall be subject to the requirements regarding notices set forth in Section 1.10 of the Credit Definitions (except that the giving of notice by telephone shall not be permitted) which, together with the requirements set out above, shall be used to determine whether a Credit Event Notice is “effective.”

Trustee/Servicer Report	Periodic statements or reports regarding the RO provided to the Holders of the RO by the trustee, servicer, sub-servicer, master servicer, fiscal agent, paying agent or other similar entity responsible for calculating payment amounts or providing reports pursuant to the underlying instruments of the RO.

Defaulted Termination Date	10 Business Days after the Credit Event Notification Date.

Defaulted Termination Event	Upon GSI notifying Counterparty of a Credit Event in accordance with Credit Event Notice Requirement (“Credit Event Notification Date”), the Transaction will terminate in whole on the Defaulted Termination Date.

10. Breakage Payments

LIBOR Breakage Payment Date:	The occurrence of a (i) Removal Date, (ii) Principal Payment Date, (iii) Defaulted Termination Date; or (iv) a Re-Striking Date, unless any such date occurs on either (a) a Floating Rate Period End Date or (b) the Facility End Date.

LIBOR Breakage Payment:	In the event, and only in the event, that a LIBOR Breakage Payment Date occurs, Counterparty shall pay to GSI on each such LIBOR Breakage Payment Date an amount equal to the LIBOR Breakage Payment Amount (if positive) for such LIBOR Breakage Payment Date or GSI shall pay to Counterparty an amount equal to the absolute value of the LIBOR Breakage Payment Amount (if negative) for such LIBOR Breakage Payment Date.

LIBOR Breakage Payment Amount:	With respect to each LIBOR Breakage Payment Date, an amount calculated by the Calculation Agent according to the following formula (the “LIBOR Breakage Payment Amount”):

With respect to a Principal Payment Date:

(L1 — L2) x (D / 360) x Amortized Net Notional Amount / FX Rate

With respect to a Removal Date or Defaulted Termination Date:

(L1 — L2) x (D / 360) x Terminated Notional Amount x Initial Price / FX Rate

With respect to a Re-Striking Date and any Net Re-Striking Loss Amount:

(L1 — L2) x (D / 360) x Net Re-Striking Loss Amount

Where: —

"L1” equals the current Floating Rate (excluding the Floating Rate Spread) for the period ending on the next succeeding Floating Rate Period End Date as set on the immediately previous Reset Date.

"L2” equals USD-LIBOR-BBA minus 0.15%, with a Designated Maturity equal to “D” (as defined below) with the Reset Date being the current LIBOR Breakage Payment Date; provided, however, that if such Designated Maturity shall be one week or less, one-week USD-LIBOR-BBA shall be used. If such Designated Maturity is longer than one week and there is no USD-LIBOR-BBA published with such a Designated Maturity, Linear Interpolation of the next shorter and next longer published Designated Maturities of USD-LIBOR-BBA shall be used.

"D” equals the actual number of days remaining in the Calculation Period from, and including, the current LIBOR Breakage Payment Date to, but excluding, the next Floating Rate Period End Date.

11. Definitions

Actual Coupon Payments	All payments, including, without limitation, interest and fees, if any, paid by or on behalf of the Issuer in respect of an outstanding principal balance of the applicable RO equal to the Notional Amount to a Holder (other than Final Price proceeds or Actual Principal Repayments).

Actual Principal Repayments	In respect of any Principal Payment Date, all payments on such date in respect of the reimbursement of principal allocable to an outstanding principal amount of the RO equal to the Notional Amount (as in effect immediately prior to such Actual Principal Repayment) including, if applicable to such date, principal payments on the maturity date and makewhole or premium payments, if any, paid by or on behalf of the Issuer to a Holder. In no event shall a First Total Return Termination Payment, Second Total Return Termination Payment or a Floating Rate Termination Payment be payable by either party in connection with an Actual Principal Repayment.

Additional Collateralization Amount	On any date of determination after the Amendment Trade Date, the aggregate sum of the following amounts determined on or prior to such date of determination (but in the case of amounts determined on such date, only after giving effect to the crediting of the relevant amount):

(i) USD 250,000,000 added on the Facility Amendment Date plus

(ii) all Retained Net RO Coupon Amounts for which a Total Return Coupon Payment Date has occurred, plus

(iii) all Retained Haircut Principal Amounts and Retained RO Principal Gain Amounts for which a Principal Payment Date has occurred, plus

(iv) all Retained Haircut Termination Amounts for which a Termination Payment Date has occurred, plus

(v) all Retained RO Termination Gain Amounts for which a Termination Payment Date has occurred, plus

(vi) without duplication of amounts in (iv) or (v), all Retained Net Re-Striking Haircut Return Amounts and Retained Net Re-Striking Gain Amounts for which a Re-Striking Date has occurred, plus

(vii) all Retained CSA Interest Amounts for which the Transfer date specified in Paragraph 13 of the Credit Support Annex has occurred, plus

(viii) all Retained Credit Support Amounts for which a Valuation Date has occurred.

On any date on which an amount is credited by GSI to the Additional Collateralization Amount (x) in the case of (i) above, such crediting shall give rise to a Delivery Amount of USD 250,000,000 applicable to Counterparty as of the Facility Amendment Date (in addition to any Delivery Amount applicable to Counterparty on such date as a result of any Market Related Amount), (y) in the case of (ii)-(vii) above, Counterparty shall be treated as having Transferred to GSI Eligible Credit Support in the form of cash in the amount of such credit for purposes of the Credit Support Annex and GSI shall hold such amount as Posted Credit Support and (z) in the case of (viii) above, GSI shall continue to hold the relevant Retained Credit Support Amount as Posted Credit Support.

Final Price	(1) With respect to a Termination Payment Date other than where Bid Disqualification Condition item (iii) below would apply, the price (expressed as a percentage) determined three Business Days prior to the scheduled Termination Payment Date (the “Counterparty Bidding Date”) o the basis of the firm bids, including accrued interest, (each a “Firm Bid”) for a principal amount of the RO equal to the Terminated Notional Amount, for settlement on the scheduled Termination Payment Date, obtained by the Calculation Agent on such Counterparty Bidding Date from Counterparty or Counterparty’s designee, where (i) the Calculation Agent will give Counterparty notice of the Counterparty Bidding Date (unless the Termination Payment Date arises from a Removal Date notified by Counterparty or a Credit Event Notification Date) of its intention to obtain Firm Bids pursuant to this provision and the applicable deadline time for submission of a bid and (ii) Counterparty may, but shall not be obligated to, provide a Firm Bid or procure a Firm Bid from an unaffiliated third party designated by Counterparty; provided, however, that (A) if no Firm Bid is obtained for any portion of the entire Terminated Notional Amount of the RO by the deadline time on the Counterparty Bidding Date, then the Termination Payment Date shall be postponed to the Business Day following the originally scheduled Termination Payment Date and (B) if the party providing the Firm Bid on the Counterparty Bidding Date fails to perform its obligation to make payment for the Terminated Notional Amount based on such Firm Bid on the scheduled Termination Payment Date, the Termination Payment Date shall be postponed to the fourth Business Day following the originally scheduled Termination Payment Date.

(2) With respect to a Termination Payment Date where (x) Bid Disqualification item (iii) below would apply or (y) the proviso in (1)(A) above applies or (z) the proviso in (1)(B) above applies, the price (expressed as a percentage) determined three Business Days prior to the scheduled Termination Payment Date (in the case of (x)) or the postponed Termination Payment Date (in the case of (y) or (z)), as applicable (the “Alternative Bidding Date”) on the basis of the highest of the Firm Bids for a principal amount of the RO equal to the Terminated Notional Amount, for settlement on the Termination Payment Date, obtained by the Calculation Agent on such Alternative Bidding Date; where (i) the Calculation Agent shall attempt to obtain a Firm Bid for the Terminated Notional Amount of the RO from one or more Independent Dealers, (ii) except in the case of an Alternative Bidding Date occurring due to the failure of the party providing the Firm Bid on the Counterparty Bidding Date to perform its obligation to make payment for the Terminated Notional Amount as described in (1)(B) above (aa) the Calculation Agent will give Counterparty notice of its intention to obtain Firm Bids pursuant to this provision and the applicable deadline time for submission of bids and (bb) Counterparty may, but shall not be obligated to, provide a Firm Bid or procure a Firm Bid from an unaffiliated third party designated by Counterparty and (iv) if no Firm Bid is obtained for any portion of the entire Terminated Notional Amount of the Reference Obligation by the deadline time on the Bidding Date, then the Final Price for such portion shall be deemed to be zero per cent.

Notwithstanding the foregoing, the Calculation Agent shall be entitled to disregard as invalid any Firm Bid submitted by any third party if, in the Calculation Agent’s commercially reasonable judgment,

(i)  either (x) such third party is ineligible to accept assignment or transfer of the relevant RO or portion thereof, as applicable, substantially in accordance with the then-current market practice in the principal market for the RO, as reasonably determined by the Calculation Agent, or (y) such third party would not, through the exercise of its commercially reasonable efforts, be able to obtain any consent required under any agreement or instrument governing or otherwise relating to the RO to the assignment or transfer of the RO or portion thereof, as applicable, to it;

(ii)  such Firm Bid is not bona fide, including, without limitation, due to (x) the insolvency of the bidder or (y) the inability, failure or refusal of the bidder to settle the purchase of the RO or portion thereof, as applicable, or otherwise settle transactions in the relevant market or perform its obligations generally; or

(iii)  in connection with any Firm Bid procured by Counterparty on any Counterparty Originated Asset (as defined below), Counterparty is in breach of the Indemnity Letter provided in connection with addition of such RO or any other Potential Event of Default or Event of Default has occurred and is continuing in relation to Counterparty.

(each of (i), (ii) or (iii) a “Bid Disqualification Condition”).

Holder	A holder of a nominal amount of the RO equal to the Notional Amount

Terminated Notional Amount	In respect of each Termination Payment Date (i) in the case of a Termination Payment Date arising other than from a Removal Date, the current Notional Amount in full and (ii) in the case of a Termination Payment Date arising from a Removal Date, the portion of the Notional Amount designated for removal by Counterparty in connection with such Removal Date.

Transaction Termination Date	As specified in Annex A.

12. Other Terms

Collateral	Credit Support Annex; provided that, the component of a party’s Exposure attributable to this Facility and each Transaction hereunder will be the Facility Exposure as determined below.

“Market Related Amount” means [(Initial Price divided by FX Rate) minus ([Current Price minus Haircut Percentage] divided by Current FX Rate)] times Notional Amount plus Accrued Floating Amount.

“Accrued Floating Amount” means the Floating Rate Payment accrued from (and including) the previous Floating Rate Period End Date to (but excluding) the date of calculation.

“Facility Exposure” means, as of any date of determination (i) on or after the Amendment Trade Date but prior to the Target Exposure Date, the Ramp Up

Advance Rate Exposure and (ii) on or after the Target Exposure Date, the Target Advance Rate Exposure.

“Ramp Up Advance Rate Exposure” means on any date of determination

(a) the sum of the Market Related Amounts calculated for each RO in the Portfolio as of such date of determination plus

(b) the Additional Collateralization Amount as of such date of determination (after giving effect to any credits thereto occurring on such date).

“Target Advance Rate Exposure” means on any date of determination

(a) the sum of the Market Related Amounts calculated for each RO in the Portfolio as of such date of determination plus

(b) (i) 75% times (ii) the Present Value Facility Fee as of such date of determination plus

     (c) the greater of (x) zero and (y) (A) 25.5% times the Present Value Facility Fee as of such date of determination minus (B) the aggregate of the RO Haircut Amounts as of such date of determination for each RO included in the Facility on such date.

“Target Exposure Date” means, except as provided under “Designation of Target Exposure Date,” a date designated as such by either party by three Business Days’ prior written notice to the other, provided that such notice is given on or after the first date after the Facility Amendment Date on which the Net Target Advance Rate Exposure is zero or less.

“Net Target Advance Rate Exposure” means on any date of determination (A) (i) 75% times (ii) the Present Value Facility Fee as of such date of determination minus (B) the Additional Collateralization Amount as of such date of determination (after giving effect to any credits to the Additional Collateralization Amount occurring on such date).

“Retained Cash Flow Period” means the period on or after the Amendment Trade Date but prior to the Target Exposure Date.

“RO Haircut Amount” means for each RO and on any date of determination, the product of (A) Notional Amount times (B) Haircut Percentage divided by (C) Current FX Rate.

“Current Price” means the bid side market value of the RO (expressed as percentage of principal balance) as determined by Calculation Agent in its sole and absolute discretion. The parties are entitled to assume that there has been no change in the Current Price, and rely on the preceding notification, until such time as a new Current Price is notified to the parties by the Calculation Agent.

If the Facility Exposure is a positive number, then such amount shall be deemed to be a positive Settlement Amount for the purposes of determining GSI’s Exposure in respect of the Transactions and a negative Settlement Amount for the purposes of determining Counterparty’s Exposure in respect of the Transactions.

If the Facility Exposure is a negative number, then such amount shall be deemed to be a negative Settlement Amount for purposes of determining GSI’s Exposure in respect of the Transactions and positive Settlement Amount for the purposes of determining Counterparty’s Exposure in respect of the Transactions; provided, however, that in the event that the Facility Exposure is a negative amount which exceeds the Available Maximum Aggregate Notional Amount, then the foregoing provisions of this paragraph shall not apply and the Available Maximum Aggregate Notional Amount shall be deemed to be a negative Settlement Amount for purposes of determining GSI’s Exposure in respect of all of the Reference Obligations in the Portfolio and positive Settlement Amount for the purposes of determining Counterparty’s Exposure in respect of all of the Reference Obligations in the Portfolio.

“Available Maximum Aggregate Notional Amount” means, on any date, Maximum Aggregate Notional Amount minus Aggregate Notional Amount.

Notwithstanding the provisions of the Credit Support Annex:

     (i) on any Valuation Date during the Retained Cash Flow Period which is also a Principal Payment Date or Termination Payment Date on which an Actual Principal Payment or Terminated Notional Amount has been determined in relation to an RO, Posted Credit Support having a Value equal to the greater of zero and

     (A) any positive Market Related Amount in relation to such RO on the immediately preceding Valuation Date, based on the Notional Amount prior to giving effect to the relevant Actual Principal Payment or Terminated Notional Amount minus

     (B) any positive Market Related Amount in relation to such RO on such Valuation Date, based on the Notional Amount after giving effect to the relevant Actual Principal Payment or Terminated Notional Amount (and if the Market Related Amount on such Valuation Date is negative or zero, the amount in this clause (B) is zero), shall be retained by GSI and credited to the Additional Collateralization Amount (each such amount a “Retained Credit Support Amount”), and any corresponding Delivery Amount or Return Amount applicable to GSI shall be reduced accordingly;

     (ii) on any date during the Retained Cash Flow Period any Interest Amount otherwise payable under Paragraph 6(d)(ii) of the Credit Support Annex shall be retained by GSI and credited to the Additional Collateralization Amount (any such amount a “Retained CSA Interest Amount”); and

      (iii) on any date on which the aggregate of the RO Haircut Amounts does not exceed the Minimum Transfer Amount applicable to Delivery Amounts by Counterparty under the Credit Support Annex, the Minimum Transfer Amount applicable to Delivery Amounts by Counterparty shall be zero.

For the avoidance of doubt, (i) the provisions in this Confirmation providing for

GSI to retain and credit certain amounts to the Additional Collateralization Amount are in addition to and without limitation of GSI’s right to retain and apply any net payments owed to Counterparty under the Master Agreement or this Facility on any date to any Delivery Amount actually applicable to Counterparty under the Credit Support Annex on such date and (ii) the Transfer of Eligible Credit Support arising from any one or more credits to the Additional Collateralization Amount on any date is in addition to and not in limitation of any Delivery Amount applicable to Counterparty under the Credit Support Annex on the same date by virtue of the calculation of Exposure prior to such Transfer.

In the event that GSI receives written notice from Counterparty that Counterparty, acting in a commercially reasonable manner, disputes the Current Price as determined above (a “Dispute Notice”), (i) the Current Price on the relevant date shall be the Current Price determined by the Calculation Agent; and (ii) Counterparty shall be entitled to obtain an Independent Price on the Business Day following the date on which Counterparty satisfies its obligation to Transfer Eligible Credit Support pursuant to Paragraph 3(a) of the Credit Support Annex.

If Counterparty obtains an Independent Price on the Business Day following the date on which it satisfies its obligation pursuant to Paragraph 3(a) of the Credit Support Annex, the Current Price on such Business Day shall be the Independent Price so obtained, provided, however, that if GSI reasonably believes, acting in good faith and in a commercially reasonable manner, that such Independent Price does not reflect the market value of the RO, GSI shall notify Counterparty and (i) the Current Price on the relevant date shall be the Current Price determined by the Calculation Agent; and (ii) Counterparty shall on the next Business Day obtain a firm bid for the Notional Amount from at least one Independent Dealer (an “Independent Bid”) and the Current Price on such Business Day shall be such Independent Bid (subject to any Bid Disqualification Condition).

If Counterparty does not obtain an Independent Price on the next Business Day following a Dispute Notice, or does not obtain an Independent Bid on request by GSI, the Current Price on such Business Day shall be the market bid price of the RO as determined by Calculation Agent as of the date of such calculation.

Exposure if Facility Amendment Date Fails to Occur	For the avoidance of doubt, in the event that the Facility Amendment Date does not occur pursuant to the “Conditions to Facility Amendment Date Effectiveness” set forth above, Exposure will be calculated pursuant to the terms of the Original Facility, such that any amounts credited to the Additional Collateralization Amount under (ii) through (viii) of the definition thereof will no longer be included in the Exposure of GSI to Counterparty for purposes of the Credit Support Annex.

Independent Price	The Independent Price shall be on any date of determination the average of the market bid prices, including accrued interest, relating to a principal amount of the Reference Obligation equal to the Notional Amount (the “Quote Size”) provided by at least two Independent Dealers nominated by Counterparty; provided that if at least two bids are not available, then only one bid may be used, and if no bids are available, then the Current Price on such Business Day shall be the market bid price of the RO as determined by Calculation Agent as of the date of such calculation.

“Independent Dealers” means Bank of America, Bank of New York, Barclays Capital, BNP Paribas, Citigroup, Credit Suisse, Deutsche Bank, JPMorgan, Morgan Stanley, Royal Bank of Scotland, UBS, Wachovia, Wells Fargo, the lead arrangers or underwriters in respect of the RO, any Affiliate or successor of any of the foregoing and any other unaffiliated third party designated by Counterparty and agreed to by GSI.

Designation of Target Exposure Date	Upon the reasonable request of Counterparty from time to time, GSI shall include in any valuation or exposure statement in relation to the Facility that GSI may otherwise provide to Counterparty a calculation of the Additional Collateralization Amount. If on the basis of receipt of such calculations or otherwise Counterparty concludes in good faith that the Net Target Advance Rate Exposure is zero or less, Counterparty may by written notice to GSI request GSI to designate the Target Exposure Date (a “Target Exposure Date Request”). Within two Business Days of receiving such Target Exposure Date Request from Counterparty, GSI shall by written notice to Counterparty, (i) advise Counterparty of GSI’s determination as to whether the Net Target Advance Rate Exposure is zero or less on the date of such notice and (ii) if GSI has advised that the Net Target Advance Rate Exposure is zero or less, the second Business Day following such notice shall be the Target Exposure Date. If after receiving a Target Exposure Date Request from Counterparty, GSI advises Counterparty that GSI has determined that the Net Target Advance Rate Exposure is greater than zero, and Counterparty delivers GSI a notice disputing such determination, Counterparty and GSI shall consult with each other in good faith to resolve such dispute. Other than in accordance with these procedures, GSI shall not be responsible for ensuring that the Target Exposure Date has been designated when the Net Target Advance Rate Exposure is zero or less.

Payments on Early Termination	Notwithstanding anything to the contrary in the Master Agreement, upon the occurrence of an Early Termination Date in respect of any Transaction hereunder or under the Facility, then the Loss of the parties in respect of each Transaction shall be determined for such Transaction as equal to the Market Related Amount in relation thereto; where if the Market Related Amount is a negative number, then such amount shall be deemed to be a positive Loss of Counterparty and a negative Loss of GSI in respect of the relevant Transaction and if the Market Related Amount is a positive number, then such amount shall be deemed to be a negative Loss of Counterparty and a positive Loss of GSI in respect of the relevant Transaction; provided, however, that for purposes of determination of Loss (i) the reference in the definition of Market Related Amount to “Current Price” shall be deemed to be a reference to “Final Price,” (ii) the second Business Day following the Early Termination Date shall be treated as the Termination Payment Date solely for purposes of the definition of “Final Price” and (iii) for the avoidance of doubt, the provisions set forth under “Collateral” (other than the definitions of Market Related Amount and Accrued Floating Amount) shall not apply.

In addition to the payments set out above, so long as GSI is not the Defaulting Party or the sole Affected Party, upon the occurrence of an Early Termination Date in respect of any Transaction hereunder or under the Facility, an amount equal to the Unpaid Fee Notional Amount as of such Early Termination Date shall be deemed to be an additional positive Loss of GSI payable to GSI on such Early Termination Date. The parties agree that the Unpaid Fee Notional Amount represents a reasonable pre-estimate of GSI’s loss resulting from the occurrence of an Early Termination Date in respect of any Transaction hereunder or under the Facility and not a penalty.

“Accrued Facility Fee” shall mean, as of any date of determination, any accrued but unpaid Facility Fee as at that date.

“Unpaid Fee Notional Amount” means in relation to any Early Termination Date the aggregate of (i) the Accrued Facility Fee, (ii) the Present Value Facility Fee and (iii) any unpaid Termination Fee as of such Early Termination Date.

“Present Value Facility Fee” shall mean, as of any date of determination, the present value (as determined by the Calculation Agent) of the Facility Fee which would accrue from (and including) that date to (and including) the date falling 20 years after the Facility Commencement Date, assuming no Optional Termination Date were to occur and discounting each scheduled Facility Fee amount from the relevant scheduled Facility Fee Payment Date based on the value of “USD-ISDA-Swap Rate” for a maturity equal to the period of time from the date of determination to such scheduled Facility Fee Payment Date, as determined by the Calculation Agent.

RO Conversion	If the RO or any portion thereof is irreversibly converted or exchanged into or for any securities, obligations or other assets or property (“Exchange Consideration”), or any payment on the RO is paid in the form of any Exchange Consideration that is not cash, thereafter such Exchange Consideration will constitute the RO or portion thereof and the Calculation Agent shall in good faith adjust the terms of the related Transaction as the Calculation Agent determines appropriate to preserve the theoretical value of such Transaction to the parties immediately prior to such exchange or, if such exchange results in a change in value, the proportionate post-exchange value, and determine the effective date of such adjustments; provided, however, that if the Calculation Agent shall determine in good faith that it is not possible to make such revisions, a Removal Date shall be deemed to occur in relation to such RO and the Transaction related to such RO shall be terminated.

Indemnity Letter Cross Default	For the avoidance of doubt, any failure of the Counterparty or any other party having obligations under an Indemnity Letter (other than GSI) to comply with its obligations thereunder shall constitute a Potential Event of Default and, if not cured within the time period specified in the Schedule, an Event of Default, under Section 5(a)(ii) of the Master Agreement, with Counterparty as the Defaulting Party.

TRS Conflicting Indebtedness	It shall constitute an Event of Default under Section 5(a)(ii) of the Master Agreement, with Counterparty as the Defaulting Party, and without provision for cure, if the documentation in relation to the Series A Notes contemplated by the Exchange Offer and Plan of Reorganization or any other secured indebtedness of Counterparty or any Credit Support Provider from time to time (“Other Secured Indebtedness”) contains any representation, warranty, affirmative or negative covenant obligation or event of default (in each case including, without limitation, relating to restrictions on liens or indebtedness) applicable to Counterparty or any Credit Support Provider that both (i) would be violated or breached by the incurrence of or performance by Counterparty or any Credit Support Provider of its obligations under the Master Agreement or this Facility or would conflict with the liens granted to GSI hereunder but for a TRS Lien Exception and (ii) fails to provide for a TRS Lien Exception (such Other Secured Indebtedness in such circumstance, “TRS Conflicting Indebtedness”).

Amended and Restated Guaranty Provisions	On or after the Facility Amendment Date, any references in the Master Agreement or herein to the Credit Support Document provided by CIT Group Inc. shall refer to the Amended and Restated Guaranty dated as of the Facility Amendment Date (the “Amended CIT Group Guaranty”).

Any failure by CIT Group Inc. to comply with the provisions of the second subparagraph of Paragraph 10 of the Amended CIT Group Guaranty shall be deemed to constitute an Event of Default under Section 5(a)(viii) (Merger Without Assumption) of the Master Agreement.

Rating Agency Reports	With respect to each Counterparty Originated Asset, the servicer that is a party to the Indemnity Letter has agreed under the Indemnity Letter (and with respect to each other RO, Counterparty agrees) (a) to be responsible for and shall pay or arrange for payment of the annual fees of Moody’s and S&P and other costs of maintaining the rating of each RO as a monitored rating during the term of the Facility and (b) to deliver to GSI promptly from time to time any S&P, Moody’s and Fitch reports regarding any ROs that are available to holders of the RO or to Counterparty or its Affiliates in any capacity as originator, servicer, administrator, manager or otherwise in connection with any Reference Entity or RO (“Rating Agency Reports”).

Special Reference Obligation Termination Events	In the event that

(i) any of Counterparty or its Affiliates or the Reference Entity fails to comply with any of the covenants or operating procedures assumed or specified to be performed by such parties in a True Sale and Nonconsolidation Opinion as a premise for such opinion, and such failure is not cured within the cure period applicable to a Potential Event of Default under Section 5(a)(ii) of the Schedule;

(ii) a change in law (including application or interpretation of existing law) results in a True Sale and Nonconsolidation Opinion becoming invalid under current law as reasonably demonstrated by GSI, and an updated True Sale and Nonconsolidation Opinion taking account of such change in law and otherwise satisfactory to GSI is not delivered to GSI within 30 days of GSI’s request therefor;

(iii) a change in law (including application or interpretation of law) would render a Transaction under this Facility no longer to be subject to termination, netting and closeout without restriction from any automatic stay or similar restriction in an insolvency proceeding under Canadian or U.S. law, as reasonably demonstrated by GSI;

(iv) the rating of the RO ceases to be a monitored rating subject to periodic update by the relevant agency;

(v) payments of interest in relation to the RO become subject to withholding tax under applicable law (unless fully compensated under a customary gross-up provision); or

(vi) a Qualifying [*]-Rated RO ceases to satisfy clause (ii) of the definition thereof, unless such RO would be eligible to be included in one of the categories identified in clause (xv) a., b. or d. of the definition of Eligible RO and adding such RO to such category would not cause the Portfolio to violate any of the limits set forth in such clause (xv) a., b. or d.;

then GSI may designate a Removal Date in respect of the relevant RO or Transaction.

Governing Law	This Confirmation and each Transaction documented hereby will be governed by, and construed and enforced in accordance with, the law of the State of New York (without reference to its choice of law doctrine).

13. Payment Details

Payments to GSI	In accordance with GSI’s written instructions as set forth below or as otherwise delivered to Counterparty.

GSI Payment Details	Name of Bank: Citibank, N.A. New York
Account No.: 4061 6408

*	Confidential treatment has been requested and the redacted material has been filed separately with the Securities and Exchange Commission.

Fed. ABA No.: 021000089

GSI Inquiries and Notices	Goldman Sachs International
Attention: Credit Derivatives Middle Office
Tel: 1 212 357 0167
Fax: 1 212 428 9189

With a copy to:

Email: gs-sctabs-reporting@ny.email.gs.com
Fax: +1 212 428 3697

All correspondence shall include the GS Reference Number: SDB925241547Y.

Payments to Counterparty	In accordance with Counterparty’s written instructions as set forth below or otherwise delivered to GSI. GSI shall make no payments without having received (i) such written instructions and (ii) a fully executed facsimile copy of this Confirmation or other written acceptance of the terms hereof.

Counterparty Payment Details	In accordance with Counterparty’s written instructions as delivered to GSI.

Payments to CIT Barbados	In accordance with CIT Barbados’ written instructions as set forth below or otherwise delivered to GSI. GSI shall make no payments without having received (i) such written instructions and (ii) a fully executed facsimile copy of this Confirmation or other written acceptance of the terms hereof.

CIT Barbados Payment Details	In accordance with CIT Barbados’ written instructions as delivered to GSI.
14. Additional Acknowledgement and Agreements:
(a) Counterparty hereby represents to and acknowledges and agrees with GSI that:
(i) (w) without limitation of Section 9.1 of the Credit Derivatives Definitions, neither GSI nor any of its Affiliates shall be under any obligation to hedge the Transaction or to own or hold the Reference Obligation or any securities of the Reference Entity or its Affiliates, directly or indirectly, as a result of any Transaction, and GSI and its Affiliates may establish, maintain, modify, terminate or re-establish any hedge position or any methodology for hedging at any time without regard to Counterparty;
     (x) Counterparty is not relying on any representation, warranty or statement by GSI or any of its Affiliates as to whether, at what times, in what manner or by what method GSI or any of its Affiliates may engage in any hedging activities;
     (y) if GSI does hedge the Transaction or GSI or any hedge counterparty does own or hold the Reference Obligation, directly or indirectly, as a result of any Transaction, GSI and its Affiliates and any such hedge counterparty may act with respect to such Reference Obligation and any other securities of the Reference Entity or its Affiliates in the same manner as if the Transaction did not exist and may originate, purchase, sell, hold or trade, and may exercise or fail to exercise voting, consensual, amendment or remedial rights in respect of the Reference Obligations or other obligations, securities or financial instruments of, issued by or linked to the Reference Entity or its Affiliates in their sole and absolute discretion, regardless of whether any such action might have an adverse effect on the Reference Entity, the value of the Reference Obligation or the position of the Counterparty to this Transaction or otherwise; and
     (z) it has consulted with its own tax advisors to the extent that it has deemed necessary, and it has made its own decisions regarding entering into this Facility and each Transaction based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by GSI or any of its Affiliates or agents.
(ii) The Facility comprises a series of derivative Transactions and no such Transaction is intended by the parties to be a loan, nor is GSI required to provide a bid at any time in relation to any RO;
(iii) The fair value of the assets of the Counterparty will exceed the debt and liabilities, subordinated, contingent and otherwise of the Counterparty and Counterparty will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.
(b) each party acknowledges and agrees that:
(i) (A) the Master Agreement and each Transaction entered into under this Confirmation is a “swap agreement” and/or a “securities contract” within the meaning given to such term under Section 101(53B) of the United States Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”); (B) it is a “swap participant” within the meaning given to such term under Section 101(53C) of the Bankruptcy Code and (C) all Transactions entered into hereunder will constitute “eligible financial contracts” for purposes of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and the Winding Up and Restructuring Act (Canada);
(ii) Unless identified as an underwriter or arranger in an offering document relating to an RO, GSI and its Affiliates have played no role in structuring or arranging for the issuance of any RO or in negotiating or establishing the terms of such RO. Whether or not GSI or its Affiliates are identified as an underwriter or arranger in an offering document relating to an RO, any and all information that may be provided by GSI to Counterparty hereunder with respect to any RO is not being furnished by GSI in the capacity of an underwriter or dealer of the RO in connection with this Transaction and GSI accepts no responsibility or liability therefor.
(iii) The contents of this Confirmation and the other agreements relating to the Facility are confidential and shall not be disclosed to any third party, and neither party shall make any public announcement relating to this Facility without consent of the other party; except that disclosure of this Confirmation and the terms of the Facility is permitted (A) where required or appropriate in response to any summons, subpoena, or otherwise in connection with any litigation or regulatory inquiry or to comply with any applicable law, order, regulation, ruling, or disclosure requirement, including without limitation, any requirement of any regulatory body or stock exchange where the shares of such disclosing party are listed, as determined by the disclosing party in good faith following consultation with the other party hereto, (B) to officers, directors, employees, attorneys and advisors of the parties or their affiliates who are subject to a duty of confidentiality to the disclosing party or such affiliate, (C) to rating agencies and (D) where the information has otherwise become public (other than as a result of a breach of this subparagraph (b)(iii)). Notwithstanding the foregoing or any other provision in this Confirmation or any other document, GSI and Counterparty (and each employee, representative, or other agent of GSI or Counterparty) may each disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such U.S. tax treatment and U.S. tax structure (as those terms are used in Treasury Regulations under Sections 6011, 6111 and 6112 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)), other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws. Without limitation of (iii)(A) above, Counterparty agrees (A) to arrange for CIT Group Inc. promptly to make disclosure of the terms of this Confirmation and the Facility in a filing on Form 8-K pursuant to the reporting provisions of the Securities Exchange Act of 1934, as amended (the

“Exchange Act”) and as otherwise required under the provisions of the Exchange Act, (B) to afford GSI a reasonable opportunity to review the form of such disclosure in advance, consistent with the performance by CIT Group Inc. of its obligations referred to in (A), and (C) to cooperate in good faith with any reasonable request by GSI to seek confidential treatment from the Securities and Exchange Commission for specific provisions of this Confirmation, provided however, GSI shall pay all reasonable fees (including reasonable legal fees) incurred in connection with such request.
(iv) as of the Effective Date and so long as either party has or may have any obligation under any Transaction, it is not and will not be an “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), subject to Title I of ERISA, a “plan” (as defined in Section 4975(e) of the Code), subject to Section 4975 of the Code or an entity whose underlying assets include the assets of any such plan by reason of 29 CFR 2510.3-101, Section 3(42) of ERISA or otherwise.
(c) CIT Barbados shall be an express third party beneficiary of the provisions of this Facility specifying payment obligations to CIT Barbados, provided that such payment obligations shall be subject to reduction and setoff on any date in respect of amounts due and unpaid by Counterparty hereunder.
(d) The parties agree to amend the definition of “Indemnifiable Tax” by adding the following to the end of the definition:
“Notwithstanding the foregoing, any Tax imposed by reason of a payment deemed made or received between Counterparty and an affiliate thereof, or between affiliates of Counterparty, by reason of this Facility or a Transaction hereunder, and related transactions, shall be treated as (i) an Indemnifiable Tax on a payment under this Agreement in the case of payments made by Counterparty or its affiliates to GSI and (ii) a Tax on a payment under this Agreement which is not an Indemnifiable Tax in the case of payments made by GSI to Counterparty or its affiliates.”

15. Agreement as to Confirmation:
Counterparty hereby agrees (a) to check this Confirmation (Reference No SDB925241547Y) carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between GSI and Counterparty with respect to the Transactions to which this Confirmation relates, by manually signing this Confirmation and providing the other information requested herein and immediately returning an executed copy to Swap Administration, Goldman Sachs International, facsimile No +1 212 428 9189).

Goldman Sachs International | Peterborough Court |133 Fleet Street | London EC4A 2BB | Tel 0207 774 1000
Registered in England no. 226395. Registered Office as above. Authorised and regulated by the Financial Services Authority
GSI is very pleased to have executed this Transaction (Reference No. SDB925241547Y) with Counterparty.

Very truly yours,
GOLDMAN SACHS INTERNATIONAL

By: Name:	/s/ Joseph J. McNeila Joseph J. McNeila
Title:	Managing Director

Agreed To And Accepted By:
CIT FINANCIAL LTD.
By:	/s/ Usama Ashraf
Name: Usama Ashraf
Title: Senior Vice President

Annex A

										Offering			Floating
			Guarantor							Price			Rate
			or credit				Transaction	Initial	Par	(including		Reference	Period		Initial
Transaction	Reference	Reference	support	Insurer,	Specified	Effective	Termination	Notional	Amount at	accrued	Initial	Obligation	End	CUSIP/	Haircut
Number	Obligation	Entity	provider	if any	Currency	Date	Date	Amount	Issuance	interest)	Price	Coupon	Dates	ISIN	Percentage